UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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AURINIA PHARMACEUTICALS INC.

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On May 4, 2023, Aurinia Pharmaceuticals Inc. hosted a conference call to discuss its financial results for the first quarter of 2023. The following excerpts from the transcript for the conference call contains statements that may be deemed proxy soliciting materials: Olivia Brayer Analyst, Cantor Fitzgerald & Co. …And then can you guys address the recent letter that came out from MKT Capital? Have you actually had any prior contact with them and any other comments around the letter or a strategic review process more broadly? Thanks, guys. Peter S. Greenleaf President, Chief Executive Officer & Director, Aurinia Ph ti l I …Members of the management team and board of directors have met with MKT Capital several times in the last few years. And despite our best efforts, these meetings have been unproductive and have resulted in no value-enhancing ideas being offered. They instead appear intent to pressure us to pursue a hasty public process and sell the company of what would appear to be at any price. As today's results, I think, show, our strategy is delivering results, positioning us to further unlock significant value for shareholders in the near term and long term. And our board has played an integral role in the current momentum we're seeing. So we're disappointed that MKT seems to be ignoring these facts and launching a distracting campaign. The shareholders we've engaged with up to this point, and we're pleased to announce, I think, they understand this. And as you've seen, both ISS and Glass Lewis have recommended that shareholders vote to reelect all eight of our incumbent directors. So, to be clear and sort of to round this out, the board is open to any value-enhancing opportunities. And I think, as most would know, just by looking at the backgrounds of our directors, seven out of the eight directors have M&A experience and several of the members of our board and/or management have been involved in companies that have been acquired during their tenures in successful value-creating transactions. The board now continues to focus on creating value for all shareholders. So we won't be commenting further on our interactions with this investor during the call. But I thank you for the question.